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                                                                    EXHIBIT 99.1

Contact:   Kenneth K. Rieth, CEO; Peter C. Canepa, CFO
           Riviera Tool Company,  616.698.2100  or
           Investor inquiries:  Jeff Lambert, 616.233.0500

            RIVIERA TOOL APPOINTS JIM GILLETTE TO BOARD OF DIRECTORS SEASONED AUTOMOTIVE CONSULTANT BECOMES INDEPENDENT BOARD MEMBER

GRAND RAPIDS, MICHIGAN, January 20, 2004 -- Riviera Tool Co. (AMEX: RTC) today announced that leading automotive consultant Jim Gillette has been appointed to its board of directors.

Gillette, director of supplier analysis for Farmington Hills-based CSM Worldwide, brings nearly two decades of automotive experience to the board of the Grand Rapids, Mich. designer and manufacturer of stamping die systems. Gillette will serve as an independent director on the board, bringing the total number of directors to five, a majority of whom are independent. Gillette will chair Riviera's audit committee.

"We are extremely pleased and gratified to add a director with the skill and expertise of Jim Gillette to our board of directors," said Kenneth K. Rieth, president and chief executive officer of Riviera Tool. "Jim brings an incredible breadth of automotive knowledge and experience to our Board, which will be beneficial as we continue to refine our new approach to stamping die management."

In his position at CSM, Gillette is responsible for helping suppliers position themselves in the market for growth and success. In the fall of 2003, he was instrumental in launching the CSM Financial Services Group, which provides specialized global automotive industry advice to commercial and investment banks, private equity firms, investment analysts and others.

Prior to joining CSM, Gillette spent 13 years as vice president of automotive forecasting at IRN, Inc., where he worked on a wide range of supplier issues. Gillette, 56, and a native of Grand Rapids, began his career in the automotive field as a strategic marketing consultant for the Automotive Components Group (now Delphi) of General Motors Corp.

Over the past two decades, Gillette has worked extensively with automotive component suppliers to:

         o Accurately forecast worldwide demand for vehicles, systems, modules and components

         o Provide targeted marketing to help suppliers concentrate on popular programs and key customers

         o        Perform due diligence on acquisitions

         o        Develop successful business plans

Gillette is widely quoted in automotive trade publications and in the general-interest media, including Automotive News, Barron's, National Public Radio, CNBC and Fox News. He is a regular presenter to automotive forums, speaking to suppliers in locations around the world, such as Germany, Italy, South Korea and Japan. The author of numerous articles and management reports on automotive topics, Gillette is the co-author of Winning in an Age of Change: The New Rules of Engagement in Automotive Supply.

ABOUT RIVIERA TOOL

Riviera Tool Co. (www.rivieratool.com) designs, develops and manufactures large-scale, custom metal stamping die systems used in the high-speed production of sheet metal parts and assemblies for the global automotive industry. A majority of Riviera's sales are to Mercedes Benz, BMW, Nissan, DaimlerChrysler, General Motors Corp., Ford Motor Co. and their Tier One suppliers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological.

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